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                                   EXHIBIT 4.5

               THE BON-TON STORES, INC. PROFIT SHARING/RETIREMENT
                                  SAVINGS PLAN

                                 AMENDMENT NO. 2

            WHEREAS, The Bon-Ton Stores, Inc. (the "Company") has established The Bon-Ton Stores, Inc. Profit Sharing/Retirement Savings Plan (the "Plan"); and

            WHEREAS, the Company desires to amend the Plan to incorporate certain technical changes to conform the Plan to its ongoing administrative and operational practices; and

            WHEREAS, Section 12 of the Plan authorizes the Company to amend the Plan.

            NOW, THEREFORE, the Plan is hereby amended, effective July 1, 1995, as follows.

            1. Subsection 3(d) of the Plan is hereby amended to read:

                  "Termination and Requalification. An Employee who was a Member in the Plan and who subsequently becomes ineligible for any reason shall requalify for participation on the date on which he is next credited with an Hour of Service in an eligible job classification under subsection 3(a) or, if later on the Entry Date after he satisfies the age requirement. An Employee who has satisfied the service requirement of subsection 3(a) and incurs at least a one year Break in Service shall be eligible to participate in the Plan on the Entry Date which follows the later of his completion of one Year of Service following his reemployment by the Employer after his Break in Service or his attainment of age 21."

            2. Subsection 4(e) of the Plan is hereby amended to read:

                  "(e) Forfeitures. Any portion of the Accrued Benefits of Members which have been forfeited pursuant to the provisions of subsections 8(h)(iv)
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                  and 8(h)(v) hereof shall be applied to increase Company
                  contributions. If the Plan should terminate with any forfeitures not allocable under this section 4 in the Plan Year in which the Plan terminates, such forfeitures shall be distributed to the Members or former Members from whose Accrued Benefits the forfeitures arose."

            3. Subsection 4(f) of the Plan is hereby amended to read:

                  "(f) Salary Reduction Contributions. Each Employee who becomes eligible to participate under subsection 3(a) may contribute any whole percentage of his Compensation as he shall elect in writing on a form prescribed by the Committee from and including (i) 1% up to and including 15% if he is not a "highly compensated employee" and (ii) 1% up to and including 5% (or such other limitation as is established by the Committee as soon as practical following the end of the prior Plan Year) if he is a "highly compensated employee". The initial election to contribute may be effective as soon as administratively feasible following the January 1, or July 1 occurring after such election, for Compensation after such date. Such contribution shall be accomplished through direct reduction of pay after the election is in effect. A Member may elect (i) to increase or decrease his contribution no more than four times a year, with any such change to be effective as soon as practicable after the calendar quarter following receipt of notice of change by the Committee or (ii) to discontinue his contributions effective as soon as practicable following receipt of notice of discontinuance by the Committee. All elections shall be made in writing on a form prescribed therefor and shall be subject to timely delivery to the Committee. The Participating Companies shall pay over to the Fund all contributions made under this subsection at such time or times as the Company shall determine. Contributions made by the Participating Companies under this subsection shall be allocated to the Salary Reduction Accounts of the Members from the Compensation the contributions were withheld in an amount equal to the amount withheld. Such contributions shall be deemed to be employer contributions made on behalf of Members to a


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                  qualified cash or deferred arrangement (within the meaning of section 401(k)(2) of the Code)."

            4. Subsection 4(k) of the Plan is hereby amended to read:

                  "(k) Forfeitures. Amounts which have been forfeited from a Member's Company Contribution Account in any Plan Year pursuant to the provisions of subsection 4(n), 8(d) or 8(e) hereof shall be allocated among the Members who made salary reduction contributions under subsection 4(f) for the Plan Year in proportion to their respective matching contributions under subsection 4(j) for such Plan Year, prior to the allocation of the amounts to be allocated under this subsection 4(k). Such amounts shall be treated as additions to the Member's Company Contribution Account."

            5. Subsection 4(m)(i) of the Plan is hereby amended to read:

                  "(m) Non-Deductible Member Contributions (i) Amount. Each Member who is not a "highly compensated employee" shall be eligible to make non-deductible Member contributions to the Fund for such Plan Year in an amount not in excess of 5% of such Member's Compensation for the Plan Year; provided, however, that the total of the Member's non-deductible contributions under this subsection and salary reduction contributions under subsection 4(f) cannot exceed 15% of the Member's Compensation. The permitted contribution under this subsection shall be reduced to the extent necessary to preclude the sum of the contributions made under subsections 4(f), 4(j) and this subsection from exceeding the limitations of subsection 5. To the extent feasible, any such excess shall be refunded by the Participating Companies to the Member before contribution to the Fund to the extent necessary to avoid reduction of the allocation provided for in subsection 5(a)."

            6. Subsection 4(m)(iv) of the Plan is hereby amended by adding the following to the end thereof:


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                  "A Member may recommence contributions under subsection 4(m)
                  effective as of the first day of a calendar quarter which follows the twelve month period in which such contributions were not permitted."

            7. Subsection 6(b) of the Plan is hereby amended to read:

                  "Categories.

                  (b) Member Elections. In accordance with rules established by the Committee, each Member shall have the right to designate the Investment Category or Categories in which new contributions under section 4, other than Company contributions made pursuant to subsection 4(a), allocated to such Member and prior balances in his accounts are invested. Any designation or change in designation of Investment Category shall be made in writing on forms provided by and submitted to the Committee. A Member may make changes of Investment Categories for new contributions under subsection 4(f) or subsection 4(m) and prior account balances effective as soon as administratively feasible after the first Valuation Date following timely delivery to the Committee of written notice of the change on the form prescribed for such notice. New contributions under subsection 4(j) and reallocated forfeitures under subsection 4(k) shall be invested in the same manner as under the election in effect for new contributions made under subsection 4(f) on the date the contribution is made or the forfeiture is physically reallocated. Any election of Investment Categories by any Member shall, on its effective date, cancel any prior election. The right to elect Investment Categories as set forth herein shall be the sole and exclusive investment power granted to a Member. In accordance with subsection 2(d), the Committee may promulgate separate accounting and administrative rules to facilitate the establishment or maintenance of an Investment Category."

            8. Subsection 6(c) of the Plan is hereby amended by deleting said section in its entirety and redesignating


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subsections 6(d) through and including 6(k) as subsections 6(c) through and including 6(j).

            9. Subsection 6(e) of the Plan is hereby amended by adding the following to the end thereof:

                  "Any increase or decrease in the market value of the portion of the Member's Accrued Benefit that is attributable to Profit Sharing Contributions ("Profit Sharing Amount") since the preceding Valuation Date, as computed by the Trustee in accordance with the provisions of the Plan, and all income collected and expenses paid and realized profits and losses shall be added to or deducted from the Profit Sharing Amount of each Member in the ratio that each Member's Profit Sharing Amount at the prior Valuation Date bears to the total of all such Profit Sharing Amounts."

            10. Subsection 8(h)(iv) "Time of Forfeiture"and Subsection 8(h)(v) "Restoration of Forfeiture" of the Plan are hereby renumbered as subsection 8(h)(v) "Time of Forfeiture" and subsection 8(h)(vi) "Restoration of Forfeiture".

            11. Subsection 9(a)(i) of the Plan is hereby amended to read:

                  " (i)Termination of Employment Benefits. (A) If the Member's nonforfeitable Accrued Benefit exceeds $3,500, (A) distribution of benefits prior to the Member's Normal Retirement Date shall not commence unless the Member consents to such distribution in writing and (B) if a Member has been married to his or her then spouse for at least one year on the date on which benefit payments are to commence, then distribution shall be subject to subsection 9(e). If the Member does not consent to distribution, his Accrued Benefit shall be retained in the Fund. Distribution shall commence as of the Valuation Date next following the first to occur of the April 1st of the calendar year following the calendar year in which the Member attains age 70-1/2 or as soon as administratively possible following the Member's death (provided the Committee has notice of the Member's death)."


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            12. Subsection 9(i) of the Plan is hereby amended to read:

                        "(i) Special Provisions Regarding Distributions.
                  Anything in this section 9 to the contrary notwithstanding, the following special provisions shall apply with respect to distributions:

                              (i) If the Accrued Benefit of a Member at the time
                  of the Member's initial required benefit distribution (as determined pursuant to subsection 9(a)) is $3,500.00 or less, the entire Accrued Benefit shall be distributed to the Member in one lump sum.

                              (ii) If the minimum required distribution to a
                  Member who has attained age 70-1/2 is less than $300.00 but the Member's Accrued Benefit exceeds $300.00, the Member may elect annually (by written request to the Committee) a distribution of up to $300.00, but in no event shall the aggregate amount of such distributions exceed the Member's Accrued Benefit.

                              (iii) With respect any Member whose employment
                  terminates on or after November 1, 1991, in the case of a Member whose nonforfeitable Accrued Benefit at the time scheduled for distribution is $3,500 or less, and who fails to return to the Committee completed election forms with respect to the distribution of his benefits within one month from the date the forms are mailed to the Member, the Committee shall cause the Accrued Benefit, less all applicable taxes, to be distributed to the Member in a lump sum as soon thereafter as practicable, anything in the Plan to the contrary notwithstanding."

            13. Subsection 10(g)(ii) of the Plan is hereby amended to read:

                  "(ii) A Member who has attained age 55, whose right to his Accrued Benefit is nonforfeitable, and whose Hours of Service for the Company are reduced to less than twenty (20) Hours of Service per week shall have the right, exercisable not more frequently than once in each Plan Year, to a distribution of a portion of his Accrued Benefit attributable to Profit Sharing Contributions as of the first Valuation Date occurring after the Member's delivery of a written request for


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                  withdrawal to the Committee. The Member shall specify with said request the amount of the distribution provided, however, that such amount shall be at least $300.00 but shall not exceed the lesser of (A) the amount by which the Member's Compensation has been reduced as a result of his performing fewer Hours of Service, or (B) the Member's Accrued Benefit attributable to Profit Sharing Contributions."

            14. In all other respects the Plan is hereby ratified and confirmed.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed this 1st day of October, 1995.

ATTEST:                                   THE BON-TON STORES, INC.

/s/ Robert E. Stern                       By /s/ Michael L. Gleim
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[Corporate Seal]


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